Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

NOCERA, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	(1)	457(o)		$	$15,000,000.00	0.0001381	$2,071.50

Total Offering Amounts:							$15,000,000.00		2,071.50
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,071.50

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions. Estimated in accordance with Rule 457(o) solely for purposes of calculating the registration fee. Represents up to $15,000,000.00 in aggregate amount of shares of common stock that the Company may elect, in its sole discretion, to issue and sell to the Selling Stockholder pursuant to that certain Equity Purchase Facility Agreement, dated as of May 22, 2026, by and between the Company and the selling stockholder, subject to the satisfaction or waiver of the conditions and limitations set forth therein.